EXHIBIT 23.2



                    CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                    We consent to  the incorporation  by reference  in
               the registration statement of CCAIR, Inc. on Form S-8 (File No. 33-58860) of our report dated October 8, 1993 which includes an explanatory paragraph emphasizing that the Company previously filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code, and that a Plan of Reorganization was confirmed by the Bankruptcy Court effective September 3, 1991, on our audit of the financial statements and financial statement schedules of CCAIR, Inc. as of and for the year ended June 30, 1993, which report is included in this Annual Report on Form 10-K.



               Charlotte, North Carolina,
               October 12, 1995                  COOPERS & LYBRAND LLP